Elevation Series Trust N-14

Exhibit 99.11

May 15, 2025

Elevation Series Trust

1700 Broadway, Suite 1850

Denver, CO 80290

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Elevation Series Trust, an open-end investment company with transferable shares (the “Trust”) established under the laws of the State of Delaware by a Second Amended and Restated Agreement and Declaration of Trust dated March 7, 2023 (the “Declaration of Trust”), for our opinion with respect to certain matters relating to the Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund (the “Target Funds”), each a series of Financial Investors Trust, and the Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund (the “Acquiring Funds”), each a series of the Trust. We understand that the Trust is filing a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Funds of all of the assets of the corresponding Target Fund, in exchange solely for shares of the Acquiring Funds and the assumption by the Acquiring Funds of all the liabilities of the corresponding Target Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), which is included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement on Form N-14. All assumptions and statements of reliance herein have been made without independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plan, the Declaration of Trust, and the Trust’s By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Delaware law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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